Exhibit (s)(2)

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS]

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 201 )

Shares

EAGLE POINT INCOME COMPANY INC.

Common Stock

$       per share

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended. Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in junior debt tranches of collateralized loan obligations, or “CLOs,” that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We focus on CLO debt tranches rated “BB” (or its equivalent) by Moody’s Investors Service, Inc., Standard & Poor’s, Fitch Ratings, Inc. and/or other applicable nationally recognized statistical rating organizations. We may also invest in other junior debt tranches of CLOs, senior debt tranches of CLOs and other related securities and instruments. In addition, we may invest up to 20% of our total assets (at the time of investment) in CLO equity securities (primarily via minority ownership positions) and related securities and instruments. We may also invest in other securities and instruments that Eagle Point Income Management LLC believes are consistent with our investment objectives. The CLO securities in which we primarily seek to invest are rated below investment grade or, in the case of CLO equity, are unrated and are considered speculative with respect to timely payment of interest and repayment of principal. Below investment grade and unrated securities are also sometimes referred to as “junk” securities.

We were organized as EP Income Company LLC, a Delaware limited liability company, on September 28, 2018, and converted into a Delaware corporation on October 16, 2018. Eagle Point Income Management LLC, or the “Adviser,” is our investment adviser and manages our investments subject to the supervision of our board of directors. An affiliate of the Adviser, Eagle Point Credit Management LLC, or “Eagle Point Credit Management,” provides investment professionals and other resources to Eagle Point Income Management as Eagle Point Income Management may determine to be reasonably necessary to conduct its operations. The Adviser, collectively with Eagle Point Credit Management, as of June 30, 2019, had $2.8 billion in total assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. Eagle Point Administration LLC, an affiliate of the Adviser, or the “Administrator,” serves as our administrator.

All of the      shares of common stock offered by this prospectus supplement are being sold by us. Our common stock is traded on The New York Stock Exchange under the symbol “EIC.” The last reported closing price for our common stock on       , 20   was $   per share. The net asset value of our common stock on       , 20    (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $    per share. [The offering price per share of our common stock less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make this offering.]

Shares of common stock of closed-end investment companies frequently trade at a discount to their net asset value. If our shares of common stock trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers of our securities.

Investing in our common stock involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any securities, you should read the discussion of the principal risks of investing in our common stock, which are summarized in “Risk Factors” beginning on page [•] in the accompanying prospectus.

This prospectus supplement contains important information you should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before you invest and retain them for future reference. We file annual and semi-annual stockholder reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” To obtain this information free of charge or make other inquiries pertaining to us, please visit our website (www.eaglepointincome.com) or call (844) 810-6501 (toll-free). You may also obtain a copy of any information regarding us filed with the SEC from the SEC’s website (www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Sales load (underwriting discounts and commissions)	$	$
Proceeds to us (before expenses)(1)	$	$

In addition, the underwriters may purchase up to an additional      shares of common stock at the public offering price, less the sales load payable by us, to cover overallotments, if any, within      days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total sales load paid by us will be $       , and total proceeds, before expenses, will be $      .

(1)	Total offering expenses payable by us, excluding sales load, are estimated to be $ .

The underwriters are offering the common stock as set forth in “Underwriting.” Delivery of the common stock will be made on or about       , 20 .

The date of this prospectus supplement is       , 20

IMPORTANT NOTICE REGARDING ELECTRONIC DELIVERY

Beginning in February 2021, as permitted by regulations adopted by the SEC, paper copies of shareholder reports for Eagle Point Income Company Inc. (the “Company”) will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Company’s website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you do not need to take any action. For shareholder reports and other communications from the Company issued prior to February 2021, you may elect to receive such reports and other communications electronically. If you own shares of the Company through a financial intermediary, you may contact your financial intermediary to elect to receive materials electronically. You may also visit www.fundreports.com or call 1-866-345-5954. If you own shares of the Company directly, you may contact us at 1-844-810-6501.

You may elect to receive all future reports in paper, free of charge. If you own shares of the Company through a financial intermediary, you may contact your financial intermediary to elect to continue to receive paper copies of your shareholder reports after February 2021. You may also visit www.fundreports.com or call 1-866-345-5954. If you make such an election through your financial intermediary, your election to receive reports in paper may apply to all funds held through your financial intermediary. If you own shares of the Company directly, you may contact us at 1-844-810-6501.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information appearing in the accompanying prospectus is accurate only as of the date on its front cover. Our business, financial condition, results of operations, cash flows and prospects may have changed since these dates. We will update these documents to reflect material changes only as required by law. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers are permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our common stock

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about this offering. It is not complete and may not contain all the information that is important to a decision to invest in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus supplement and beginning on page [•] in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, the terms:

•	The “Company,” “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation or, for periods prior to our conversion to a corporation, EP Income Company LLC, a Delaware limited liability company;

•	“Eagle Point Income Management” and “Adviser” refer to Eagle Point Income Management LLC, a Delaware limited liability company;

•	“Eagle Point Administration” and “Administrator” refer to Eagle Point Administration LLC, a Delaware limited liability company; and

•	“Risk-adjusted returns” refers to the profile of expected asset returns across a range of potential macroeconomic scenarios, and does not imply that a particular strategy or investment should be considered low-risk.

Eagle Point Income Company Inc.

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended, or the “1940 Act.” We intend to elect to be treated, and intend to qualify annually, as a regulated investment company, or “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended, or the “Code,” beginning with our tax year ended December 31, 2018. We were formed on September 28, 2018 as EP Income Company LLC, a Delaware limited liability company, and converted into a Delaware corporation on October 16, 2018.

Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in junior debt tranches of CLOs, that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We focus on CLO debt tranches rated “BB” (e.g., BB+, BB or BB−, or their equivalent) by Moody’s Investors Service, Inc., or “Moody’s,” Standard & Poor’s, or “S&P,” or Fitch Ratings, Inc., or “Fitch,” and/or other applicable nationally recognized statistical rating organizations. We refer to such debt tranches in this prospectus as “BB-Rated CLO Debt.” We may also invest in other junior debt tranches of CLOs, senior debt tranches of CLOs and other related securities and instruments. In addition, we may invest up to 20% of our total assets (at the time of investment) in CLO equity securities (primarily via minority ownership positions) and related securities and instruments. We may also invest in other securities and instruments that the Adviser believes are consistent with our investment objectives. The amount that we will invest in other securities and instruments, which may include investments in debt and other securities issued by CLOs collateralized by non-U.S. loans or securities of other collective investment vehicles, will vary from time to time and, as such, may constitute a material part of our portfolio on any given date, all as based on the Adviser’s assessment of prevailing market conditions. The CLO securities in which we primarily seek to invest are rated below investment grade or, in the case of CLO equity securities, are unrated and are considered speculative with respect to timely payment of interest and repayment of principal. Below investment grade and unrated securities are also sometimes referred to as “junk” securities.

These investment objectives are not fundamental policies of ours and may be changed by our board of directors without prior approval of our stockholders. See “Business” in the accompanying prospectus.

We pursue a differentiated strategy within the CLO debt market premised upon our Adviser’s strong emphasis on assessing the skill of CLO collateral managers and analyzing the structure of a CLO.

We believe that the Adviser’s Senior Investment Team’s (as defined below) direct and often longstanding relationships with CLO collateral managers and its CLO structural expertise, and the relative scale of the Adviser and its affiliates in the CLO market are competitive advantages as we seek to achieve our investment objectives.

We seek to construct a portfolio of CLO securities that provides varied exposure across several key categories, including:

•	number and investment style of CLO collateral managers; and

•	CLO vintage period.

We believe that we are structured as an efficient vehicle for investors to gain exposure to the types of CLO securities and related investments historically accessed by primarily institutional investors. We believe that our closed-end fund structure allows the Adviser to take a long-term view from a portfolio management perspective without the uncertainty posed by redemptions in an open-end fund structure. As such, the Adviser can focus principally on maximizing long-term risk-adjusted returns for the benefit of stockholders.

Eagle Point Income Management

Eagle Point Income Management, our investment adviser, manages our investments subject to the supervision of our board of directors pursuant to an investment advisory agreement, or the “Investment Advisory Agreement.” An affiliate of the Adviser, Eagle Point Credit Management, provides investment professionals and other resources under a personnel and resources agreement, or the “Personnel and Resources Agreement,” to Eagle Point Income Management as Eagle Point Income Management may determine to be reasonably necessary to the conduct of its operations. An affiliate of the Adviser, Eagle Point Administration, performs, or arranges for the performance of, our required administrative services. For a description of the fees and expenses that we pay to the Adviser and the Administrator, see “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” and “The Adviser and the Administrator — The Administrator and the Administration Agreement” in the accompanying prospectus.

The Adviser is registered as an investment adviser with the SEC. The Adviser, collectively with Eagle Point Credit Management, which, as of June 30, 2019, had approximately $2.8 billion of total assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. Based on Eagle Point Credit Management’s CLO equity assets under management, the Adviser believes that, collectively with Eagle Point Credit Management, it is among the largest CLO equity investors in the market. The Adviser was established in September 2018 and Eagle Point Credit Management was established in 2012. The Adviser is primarily owned by the Trident V Funds (as defined below) through intermediary holding companies. Additionally, Aerie Income LLC, or “Aerie”, a Delaware limited liability company, and an affiliate of Cavello Bay Reinsurance Limited, also indirectly owns a portion of the limited liability company interests in the Adviser. The Senior Investment Team also holds an indirect ownership interest in the Adviser. The Adviser is ultimately governed through intermediary holding companies by a board of managers, or the “Adviser’s Board of Managers,” which includes Mr. Majewski and certain principals of Stone Point Capital LLC, or “Stone Point.” The Adviser’s Board of Managers is also responsible for governance and oversight of certain affiliates of the Adviser, including Eagle Point Credit Management. See “The Adviser and the Administrator” in the accompanying prospectus.

Stone Point is the investment manager of Trident V, L.P. and related investment vehicles, which we refer to collectively as the “Trident V Funds.” Stone Point, an investment adviser registered with the SEC, is a specialized private equity firm focused on the financial services industry. Since its inception, Stone Point (including a predecessor entity) has raised seven private equity funds with aggregate committed capital of approximately $19 billion.

The Adviser’s “Senior Investment Team” is led by Mr. Majewski, Managing Partner of the Adviser, and is also comprised of Daniel W. Ko, Portfolio Manager, and Daniel M. Spinner, Portfolio Manager. The Senior Investment Team is primarily responsible for our day-to-day investment management and the implementation of our investment strategy and process.

Each member of the Senior Investment Team is a CLO industry specialist who has been directly involved in the CLO market for the majority of his career and has built relationships with key market participants, including CLO collateral managers, investment banks and investors. Members of the Senior Investment Team have been involved in the CLO market as:

•	the head of the CLO business at various investment banks;

•	a lead CLO structurer and collateralized debt obligation, or “CDO,” workout specialist at an investment bank;

•	a CLO equity and debt investor;

•	principal investors in CLO collateral management firms; and

•	a lender and mergers and acquisitions adviser to CLO collateral management firms.

We believe that the complementary, yet highly specialized, skill set of each member of the Senior Investment Team provides the Adviser with a competitive advantage in its CLO-focused investment strategy. See “The Adviser and the Administrator — Portfolio Managers” in the accompanying prospectus.

In addition to managing our investments, the Adviser’s affiliates and the members of the Senior Investment Team manage investment accounts for other clients, including Eagle Point Credit Company Inc., or “ECC,” a publicly traded, closed-end management investment company that is registered under the 1940 Act and for which Eagle Point Credit Management serves as investment adviser, privately offered pooled investment vehicles and several institutional separate accounts. Many of these accounts pursue an investment strategy that substantially or partially overlaps with the strategy that we pursue.

CLO Overview

We pursue an investment strategy focused on investing primarily in junior debt tranches of CLOs. The CLOs that we primarily target are securitization vehicles that pool portfolios of primarily below investment grade U.S. senior secured loans. Such pools of underlying assets are often referred to as CLO “collateral.” While the vast majority of the portfolio of most CLOs consists of senior secured loans, many CLOs enable the CLO collateral manager to invest up to 10% of the portfolio in assets that are not first lien senior secured loans, including second lien loans, unsecured loans, senior secured bonds and senior unsecured bonds.

CLOs are generally required to hold a portfolio of assets that is highly diversified by underlying borrower and industry and that is subject to a variety of asset concentration limitations. Most CLOs are non-static, revolving structures that generally allow for reinvestment over a specific period of time (the “reinvestment period”, which is typically up to five years). The terms and covenants of a typical CLO structure are, with certain exceptions, based primarily on the cash flow generated by, and the par value (as opposed to the market price) of, the collateral. These covenants include collateral coverage tests, interest coverage tests and collateral quality tests.

A CLO funds the purchase of a portfolio of primarily senior secured loans via the issuance of CLO equity and debt securities in the form of multiple, primarily floating rate, debt tranches. The CLO debt tranches typically are rated “AAA” (or its equivalent) at the most senior level down to “BB” or “B” (or its equivalent), which is below investment grade, at the junior level by Moody’s, S&P and/or Fitch. The interest rate on the CLO debt tranches is the lowest at the AAA-level and generally increases at each level down the rating scale. The CLO equity tranche is unrated and typically represents approximately 8% to 11% of a CLO’s capital structure. Below investment grade and unrated securities are sometimes referred to as “junk” securities.

The diagram below is for illustrative purposes only. The CLO structure highlighted below is a hypothetical structure intended to depict an average CLO in the market. A minority of CLOs also include a B-rated debt tranche (in which we may invest), and the structure of CLOs in which we invest may otherwise vary from the example set forth below.

CLOs have two priority-of-payment schedules (commonly called “waterfalls”), which are detailed in a CLO’s indenture and which govern how cash generated from a CLO’s underlying collateral is distributed to the CLO’s debt and equity investors. One waterfall (the interest waterfall) applies to interest payments received on a CLO’s underlying collateral. The second waterfall (the principal waterfall) applies to cash generated from principal on the underlying collateral, primarily through loan repayments and the proceeds from loan sales. Through the interest waterfall, any excess interest-related cash flow available after the required quarterly interest payments to CLO debt investors are made and certain CLO expenses (such as administration and collateral management fees) are paid is then distributed to the CLO’s equity investors each quarter, subject to compliance with certain tests. Please see “Business — CLO Overview” in the accompanying prospectus for a more detailed description of a CLO’s typical structure and certain key terms and conditions thereof.

A CLO’s indenture typically requires that the maturity dates of a CLO’s assets (typically five to eight years from the date of issuance of a senior secured loan) be shorter than the maturity date of the CLO’s liabilities (typically 12 to 13 years from the date of issuance). However, CLO investors do face reinvestment risk with respect to a CLO’s underlying portfolio. In addition, in most CLO transactions, CLO debt investors are subject to prepayment risk in that the holders of a majority of the equity tranche can direct a call or refinancing of a CLO, which would cause the CLO’s outstanding CLO debt securities to be repaid at par. See “Risk Factors — Risks Related to Our Investments — We and our investments are subject to reinvestment risk” in the accompanying prospectus.

Investment Opportunity

We seek to achieve our investment objectives by investing primarily in junior debt tranches of CLOs and focus on BB-Rated CLO Debt.

Based on the Senior Investment Team’s experience, we believe that the CLO market has experienced a significant evolution in the buyer base for BB-Rated CLO Debt. Prior to a few years ago, BB-Rated CLO Debt was primarily acquired and traded by hedge funds with a shorter term investment horizon. As of the date of this prospectus, the Adviser believes that a significant amount of the demand for BB-Rated CLO Debt comes from longer term-oriented and sophisticated institutional investors such as asset managers, insurance companies and pension funds. We believe that increased interest in BB-Rated CLO Debt by these categories of institutional investors is driven at least in part by a view that investing in BB-Rated CLO Debt presents an attractive alternative to high-yield bond exposure and a complement to direct exposure to senior secured loans, and suggests that the BB-Rated CLO Debt market is maturing.

We believe that BB-Rated CLO Debt has the following attractive fundamental attributes:

•	Expected protection against rising interest rates: Similar to the senior secured loans that serve as the underlying collateral for CLOs, BB-Rated CLO Debt is a floating rate security that pays interest based on the 3-month London Interbank Offered Rate, or “LIBOR,” plus a spread and, as a result, is expected to have lower interest rate risk than high-yield bonds, which are fixed income securities, in a rising interest rate environment. However, our investments are subject to other forms of interest rate risk. For a discussion of the interest rate risk associated with our investments, see “Risk Factors — Risks Related to Our Investments — We and our investments are subject to interest rate risk” in the accompanying prospectus.

•	Potential for higher returns: Due in part to the relative inefficiency of the BB-Rated CLO Debt market as compared to the markets for senior secured loans and high yield bonds, we believe that BB-Rated CLO Debt offers a potential return that compares favorably to that of senior secured loans and high yield bonds. See “Business — CLO Market Opportunity” in the accompanying prospectus.

•	Potential for lower credit expense: The default rate on BB-Rated CLO Debt for the period from 1996 through 2Q 2018 is 1.5%[1] (or just 0.07% per annum) as compared to 2.7% per annum for senior secured loans (from 1998 through 2Q 2018, the period for which the data is available) and 4.3% per annum for high-yield bonds (from 1996 through 2Q 2018).[2] The Adviser believes that the “self-correcting” structural features associated with CLO structures offer a margin of safety for CLO debt investors and have contributed to the low historical default rate on BB-Rated CLO Debt. See “Business — CLO Market Opportunity” in the accompanying prospectus.

In addition to investing in BB-Rated CLO Debt, we may invest in other junior debt tranches of CLOs, senior debt tranches of CLOs and other related securities and instruments. In addition, we may invest up to 20% of our total assets (at the time of investment) in CLO equity securities (primarily via minority ownership positions) and related securities and instruments. See “Business — CLO Market Opportunity” in the accompanying prospectus.

CLO debt and equity securities are subject to a number of risks as discussed elsewhere in this “Prospectus Summary” section and in more detail in the “Risk Factors” section of this prospectus supplement and beginning on page [•] of the accompanying prospectus.

Our Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in CLO securities and related investments due to the following competitive advantages:

•	Specialist in CLO securities. The Adviser focuses exclusively on CLO securities and related investments. Each member of the Senior Investment Team is a CLO specialist who has been involved with the CLO market for the majority of his career and brings a distinct and complementary skill set that the Adviser believes is necessary for our success.

•	Deep CLO structural experience and expertise. Members of the Senior Investment Team have significant experience structuring, valuing and investing in CLOs throughout their careers. The Adviser believes that the initial structuring of a CLO investment is an important contributor to the ultimate risk-adjusted returns, and that experienced and knowledgeable investors can add meaningful value relative to other market participants by identifying investments with more protective and advantageous structures.

•	Methodical investment process. The goal of the Adviser’s investment process is to outperform the CLO market generally over the long term. This process, augmented by the first-hand CLO industry experience of the Senior Investment Team, is designed to be repeatable and is focused on key areas for analysis that the Adviser believes are most relevant to potential future performance. Our Adviser believes that its investment

[1]	S&P Global Ratings, Default, Transition, and Recovery: 2017 Annual Global Leveraged Loan CLO Default Study and Rating Transitions.

[2]	Based on the Adviser’s analysis of market data over such periods.

and security selection process, with its strong emphasis on assessing the skill of the CLO collateral manager and analyzing the structure of a CLO, differentiates its approach to investing in CLO securities.

•	Proactive investment sourcing. As specialists in the CLO market, members of the Senior Investment Team have developed relationships with many CLO collateral managers and, as such, the Adviser believes that it and Eagle Point Credit Management are collectively viewed as an important market participant. We believe our Adviser’s and Eagle Point Credit Management’s collective relative size and prominence in the CLO market and the Senior Investment Team’s broad and often longstanding relationships with CLO collateral managers and arranging banks benefit us by enhancing our ability to source investments in their early stages and to secure allocations of CLO debt investments issued in the primary market (the syndications of which can be oversubscribed).

•	Efficient vehicle for gaining exposure to CLO debt securities. We believe that we are structured as an efficient vehicle for investors to gain exposure to the types of CLO securities and related investments historically accessed by primarily institutional investors. We believe our closed-end fund structure allows the Adviser to take a long-term view from a portfolio management perspective without the uncertainty posed by redemptions in an open-end fund structure. As such, the Adviser can focus principally on maximizing long-term risk-adjusted returns for the benefit of stockholders.

Our Structure and Formation Transactions

We were organized as EP Income Company LLC, a Delaware limited liability company, on September 28, 2018 and converted into a Delaware corporation on October 16, 2018. Our initial investment portfolio was contributed to us prior to our registration as an investment company by Cavello Bay Reinsurance Limited, a Bermuda limited company, or “Cavello Bay,” on October 4, 2018 in exchange for 75,052 of our limited liability company units, or “Units.” Cavello Bay is a subsidiary of Enstar Group Limited, or “Enstar.” The Trident V Funds are minority investors in Enstar, directly or indirectly owning less than 10% of the company’s equity securities, and have participated with Enstar in the acquisition of certain insurance businesses. Cavello Bay acquired the contributed investments from a separate subsidiary of Enstar in which the Trident V Funds indirectly hold an interest, StarStone Insurance Bermuda Limited, or “StarStone.” Eagle Point Credit Management was investment adviser to each of Cavello Bay and StarStone during the time periods in which they held these investments. In addition, the Adviser made a capital contribution to us of $100,000 for which it has received 100 Units.

At the time of our conversion into a corporation on October 16, 2018, the Units held by Cavello Bay converted into 3,764,580 shares, or 99.9% of our common stock, and the Units held by the Adviser converted into 5,016 shares, or 0.1% of our common stock, in each case based on our estimated and unaudited NAV calculated as of the date of the conversion and at a price per common stock equal to $20.00, which offering price per common stock the Board, or a duly authorized committee thereof, determined was not below the NAV of our common stock as of the date of such conversion. The shares of our common stock held by Cavello Bay and the Adviser are subject to certain lock-up restrictions.

The following chart reflects our organizational structure and our relationship with the Adviser and the Administrator as of the date of this prospectus:

Financing and Hedging Strategy

Leverage by the Company. We may use leverage to the extent permitted by the 1940 Act. We are permitted to obtain leverage using any form of financial leverage instruments, including funds borrowed from banks or other financial institutions, margin facilities, notes or preferred stock and leverage attributable to reverse repurchase agreements or similar transactions. We currently anticipate incurring leverage in an amount up to approximately 20% of our total assets (as determined immediately after the leverage is incurred) through borrowings under our credit facility, or through the issuance of preferred stock or debt securities. Instruments that create leverage are generally considered to be senior securities under the 1940 Act. With respect to senior securities representing indebtedness (i.e., borrowing or deemed borrowing), other than temporary borrowings as defined under the 1940 Act, we are required under current law to have an asset coverage of at least 300%, as measured at the time of borrowing and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness. With respect to senior securities that are stocks (i.e., shares of preferred stock), we are required under current law to have an asset coverage of at least 200%, as measured at the time of the issuance of any such shares of preferred stock and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness plus the aggregate liquidation preference of any outstanding shares of preferred stock.

While we anticipate incurring leverage in an amount up to approximately 20% of our total assets (as determined immediately after the leverage is incurred) through borrowings under our credit facility, or through the issuance of preferred stock or debt securities, the actual amount of leverage we incur is uncertain from time to time, and we may use leverage opportunistically or otherwise choose to deviate from our current expectations. We may use different types or combinations of leveraging instruments at any time based on the Adviser’s assessment of market conditions and the investment environment, including forms of leverage other than preferred stock, debt securities and/or credit facilities. In addition, we may borrow for temporary, emergency or other purposes as permitted under the 1940 Act, which indebtedness would be in addition to the asset coverage ratios described above. By leveraging our investment portfolio, we may create an opportunity for increased net income and capital appreciation. However, the use of leverage also involves significant risks and expenses, which will be borne entirely by the holders of our common stock, and our leverage strategy may not be successful. For example, the more leverage is employed, the more likely a substantial change will occur in our NAV. See “Risk Factors — Risks Related to Our Investments — We may leverage our portfolio, which would magnify the potential for gain or loss on amounts invested and increase the risk of investing in us” in the accompanying prospectus.

Derivative Transactions. We may engage in “Derivative Transactions,” as described below, from time to time. To the extent we engage in Derivative Transactions, we expect to do so to hedge against interest rate, credit and/or other risks, or for other investment or risk management purposes. We may use Derivative Transactions for investment purposes to the extent consistent with our investment objectives if the Adviser deems it appropriate to do so. We may purchase and sell a variety of derivative instruments, including exchange-listed and over-the-counter, or “OTC,” options, futures, options on futures, swaps and similar instruments, various interest rate transactions, such as swaps, caps, floors or collars, and credit transactions and credit default swaps. We also may purchase and sell derivative instruments that combine features of these instruments. Collectively, we refer to these financial management techniques as “Derivative Transactions.” Our use of Derivative Transactions, if any, will generally be deemed to create leverage for us and involves significant risks. No assurance can be given that our strategy and use of derivatives will be successful, and our investment performance could diminish compared with what it would have been if Derivative Transactions were not used. See “Risk Factors — Risks Related to Our Investments — We are subject to risks associated with any hedging or Derivative Transactions in which we participate” in the accompanying prospectus.

Operating and Regulatory Structure

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end management investment company, we are required to meet certain regulatory tests. See “Regulation as a Closed-End Management Investment Company” in the accompanying prospectus. In addition, we intend to elect to be treated, and intend to qualify annually, as a RIC under Subchapter M of the Code, beginning with our tax year ended December 31, 2018.

Our investment activities are managed by the Adviser and supervised by our board of directors. Under the Investment Advisory Agreement, we have agreed to pay the Adviser a management fee based on our “Managed Assets.” “Managed Assets” means our total assets (including assets attributable to our use of leverage) minus the sum of our accrued liabilities (other than liabilities incurred for the purpose of creating leverage). The management fee is calculated monthly based on our Managed Assets at the end of each calendar month and is payable quarterly in arrears. The management fee for any partial month will be pro-rated (based on the number of days actually elapsed at the end of such partial month relative to the total number of days in such calendar month). See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” in the accompanying prospectus.

We have also entered into an administration agreement, which we refer to as the “Administration Agreement,” under which we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See “The Adviser and the Administrator — The Administrator and the Administration Agreement” in the accompanying prospectus.

Conflicts of Interest

Our executive officers and directors, and the Adviser and certain of its affiliates and their officers and employees, including the Senior Investment Team, have several conflicts of interest as a result of the other activities in which they engage. The Adviser and the Administrator are affiliated with other entities engaged in the financial services business. In particular, the Adviser and the Administrator are affiliated with Eagle Point Credit Management and Stone Point, and certain members of the Adviser’s Board of Managers are principals of Stone Point. Pursuant to certain management agreements, Stone Point has received delegated authority to act as the investment manager of the Trident V Funds. The Adviser and the Administrator are primarily owned by the Trident V Funds through intermediary holding companies. The Trident V Funds and other private equity funds managed by Stone Point invest in financial services companies. Additionally, Aerie also indirectly owns a portion of the limited liability company interests in the Adviser. Also, under the Personnel and Resources Agreement, Eagle Point Credit Management will make available the personnel and resources, including portfolio managers and investment personnel, to Eagle Point Income Management as Eagle Point Income Management may determine to be reasonably necessary to the conduct of its operations. These relationships may cause the Adviser’s, the Administrator’s and certain of their affiliates’ interests, and the interests of their officers and employees, including the Senior Investment Team, to diverge from our interests and may result in conflicts of interest that may not be foreseen or resolved in a manner that is always or exclusively in our best interest. In addition, an affiliate of the Adviser currently holds a controlling interest in Marble Point Credit Management LLC, or “Marble Point,” which is a CLO collateral manager and manager of other investment vehicles that invest in senior secured loans, CLO securities and other related investments. Our executive officers and directors, as well as other current and potential future affiliated persons, officers and employees of the Adviser and certain of its affiliates, may serve as officers, directors or principals of, or manage the accounts for, other entities, including ECC, with investment strategies that substantially or partially overlap with the strategy that we intend to pursue. Accordingly, they may have obligations to investors in those entities, the fulfillment of which obligations may not be in the best interests of us or our stockholders. The Adviser has entered into, and may in the future enter into additional, business arrangements with certain of our stockholders, including granting indirect ownership in limited liability company interests in the Adviser. In such cases, such stockholders may have an incentive to vote shares held by them in a manner that takes such arrangements into account. As a result of these relationships and separate business activities, the Adviser has conflicts of interest in allocating management time, services and functions among us, other advisory clients and other business activities. See “Conflicts of Interest” in the accompanying prospectus.

In order to address such conflicts of interest, we have adopted a code of ethics under Rule 17j-1 of the 1940 Act. Similarly, the Adviser has separately adopted the “Adviser Code of Ethics.” The Adviser Code of Ethics requires the officers and employees of the Adviser to act in the best interests of the Adviser and its client accounts (including us), act in good faith and in an ethical manner, avoid conflicts of interests with the client accounts to the extent reasonably possible and identify and manage conflicts of interest to the extent that they arise. Personnel subject to each code of ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. Our directors and officers, and the officers and employees of the Adviser, are also required to comply with applicable provisions of the U.S. federal securities laws and make prompt reports to supervisory personnel of any actual or suspected violations of law.

Pursuant to the investment allocation policies and procedures of Eagle Point Investment Management and Eagle Point Credit Management, they seek to allocate investment opportunities among accounts in a manner that is fair and equitable over time. In addition, an account managed by the Adviser, such as us, is expected to be considered for the allocation of investment opportunities together with other accounts managed by affiliates of the Adviser, including Eagle Point Credit Management. There is no assurance that such opportunities will be allocated to any particular account equitably in the short-term or that any such account, including us, will be able to participate in all investment opportunities that are suitable for it. See “Conflicts of Interest — Code of Ethics and Compliance Procedures” in the accompanying prospectus.

Co-Investment with Affiliates. In certain instances, we expect to co-invest on a concurrent basis with other accounts managed by certain of the Adviser’s affiliates, subject to compliance with applicable regulations and regulatory guidance and the Adviser’s written allocation procedures. We will be able to rely on the exemptive relief granted by the SEC to Eagle Point Credit Management and certain of its affiliates to participate in certain negotiated co-investments alongside other accounts, including ECC, managed by Eagle Point Credit Management, or certain of its affiliates, subject to certain conditions including (i) that a majority of our directors who have no financial interest in the transaction and a majority of our directors who are not interested persons, as defined in the 1940 Act, approve the co-investment and (ii) the price, terms and conditions of the co-investment are the same for each participant. A copy of the application for exemptive relief, including all of the conditions, and the related order are available on the SEC’s website at www.sec.gov.

Recent Developments

[Insert description of recent developments at the time of the offering.]

Our Corporate Information

Our offices are located at 600 Steamboat Road, Suite 202, Greenwich, CT 06830, and our telephone number is (844) 810-6501.

THE OFFERING

Issuer	Eagle Point Income Company Inc.

Common Stock Offered by Us	shares of common stock

Common Stock to be Outstanding after this Offering

An additional          shares of common stock are issuable pursuant to an overallotment option granted to the underwriters.

shares of common stock assuming the overallotment is not exercised. See “Capitalization” in this prospectus supplement and in the accompanying prospectus.

shares of common stock assuming the overallotment is exercised in full.

Use of Proceeds	We intend to use the proceeds from the sale of our securities pursuant to this prospectus supplement to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We currently anticipate that it will take to months after the completion of this offering of common stock to invest substantially all of the net proceeds of this offering in our targeted investments, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns. See “Use of Proceeds” in this prospectus supplement

NYSE Symbol	“EIC”

Trading at a Discount	Shares of closed-end investment companies that are listed on an exchange frequently trade at a discount to their NAV. If our shares trade at a discount to our NAV, it will likely increase the risk of loss for purchasers in this offering. Investing in our common stock involves a high degree of risk. Before buying any securities, you should read the discussion of the material risks of investing in our common stock, including the risk of leverage, in “Risk Factors” beginning on page [•] in the accompanying prospectus.

Distributions	We intend to make regular quarterly cash distributions of all or a portion of our “investment company taxable income” (which generally consists of ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any) to common stockholders. We also intend to make at least annual distributions of all or a portion of our “net capital gains” (which is the excess of net long-term capital gains over net short-term capital losses). At times, in order to maintain a stable level of distributions, we may pay out less than all of our investment income or pay out accumulated undistributed income in addition to current net investment income. Subject to market conditions, dividend and capital gains distributions generally are used to purchase additional shares of common stock pursuant to an automatic dividend reinvestment plan. Dividend and capital gains distributions are taxable to our common stockholders whether they are reinvested in our shares of common stock or received in cash. See “Description of Our Capital Stock – Common Stock” in the accompanying prospectus.

Dividend Reinvestment Plan	We have established an automatic dividend reinvestment plan, or the “DRIP.” Each holder of at least one full share of our common stock will be automatically enrolled in the DRIP. Under the DRIP, distributions on shares of our common stock are automatically reinvested in additional shares of our common stock by , or the “DRIP Agent.” Holders of our common stock who receive distributions in the form of additional shares of our common stock are nonetheless required to pay applicable federal, state or local taxes on the reinvested distribution but will not receive a corresponding cash distribution with which to pay any applicable tax. Holders of shares of our common stock who opt-out of participation in the DRIP (including those holders whose shares are held through a broker who has opted out of participation in the DRIP) will receive all distributions in cash. Reinvested distributions increase our stockholders’ equity on which a management fee is payable to the Adviser. See “Dividend Reinvestment Plan” in the accompanying prospectus.

Custodian and Transfer Agent	serves as our custodian, and serves as our transfer agent, registrar, dividend disbursement agent and stockholder servicing agent. See “Custodian and Transfer Agent” in the accompanying prospectus.

Risk Factors	An investment in our common stock is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. See “Risk Factors” beginning on page [•] of the accompanying prospectus to read about factors you should consider, including the risks of leverage, before investing in our common stock.

Additional Information	We have filed with the SEC a registration statement on Form N-2 under the Securities Act, which contains additional information about us and the common stock being offered by this prospectus supplement and the accompanying prospectus. We file periodic reports, proxy statements and other information with the SEC. This information is available on the SEC’s website at http://www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. This information will also be available free of charge by contacting us at Eagle Point Income Company Inc., Attention: Investor Relations, by telephone at (844) 810-6501, or on our website at http://www.eaglepointincome.com.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. The expenses shown in the table under “Annual Expenses” are estimated based on estimated amounts for our first full year of operations and assume that we incur leverage in an amount equal to 20% of our total assets (as determined immediately after the leverage is incurred). The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown.

Stockholder Transaction Expenses (as a percentage of the offering price):

Sales load	[•]	%(1)
Offering expenses	[•]	%(2)
Dividend reinvestment plan expenses	[•]	%(3)
Total stockholder transaction expenses	[•]	%

Annual Expenses (as a percentage of net assets attributable to common stock):

Management fee	[•]	%(4)
Interest payments on borrowed funds	[•]	%(5)
Other expenses	[•]	%
Acquired fund fees and expenses (underlying CLO fees and expenses)	[•]	%(6)
Total annual expenses	[•]	%

(1)	In the event that the securities to which this prospectus relates are sold to or through underwriters or agents, the related prospectus supplement will disclose the applicable sales load.

(2)	The related prospectus supplement will disclose the estimated amount of total offering expenses (which may include offering expenses borne by third parties on our behalf), the offering price and the offering expenses borne by us as a percentage of the offering price.

(3)	The expenses of administering the DRIP are included in “other expenses.” If a participant elects by written notice to the plan administrator prior to termination of his or her account to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds. See “Dividend Reinvestment Plan” in the accompanying prospectus.

(4)	We have agreed to pay the Adviser as compensation under the Investment Advisory Agreement a management fee at an annual rate of 1.25% which is calculated monthly based on our Managed Assets at the end of each calendar month and payable quarterly in arrears. “Managed Assets” means our total assets (including assets attributable to our use of leverage) minus the sum of our accrued liabilities (other than liabilities incurred for the purpose of creating leverage). Because Managed Assets include our use of leverage, they will typically be greater than our net assets.

The figure shown in the table above reflects our assumption that we incur leverage in an amount equal to 20% of our total assets (as determined immediately after the leverage is incurred). These management fees are indirectly borne by holders of our common stock and are not borne by the holders of preferred stock, if any, or the holders of any other securities that we may issue. See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” in the accompanying prospectus.

(5)	Assumes that we incur borrowings in an amount equal to 20% of our total assets (as determined immediately after the leverage is incurred) with an assumed interest rate of [•]% per annum, based on current market rates.

(6)	Investors will bear indirectly the fees and expenses (including management fees and other operating expenses) of the CLO equity securities in which we invest. CLO collateral manager fees are charged on the total assets of a CLO but are assumed to be paid from the residual cash flows after interest payments to the CLO debt tranches. Therefore, these CLO collateral manager fees (which generally range from 0.35% to 0.50% of a CLO’s total assets) are effectively much higher when allocated only to the CLO equity tranche. The expense figure shown assumes that 15% of our investment portfolio is invested in equity securities of CLOs that pay collateral management fees equal to 0.45% and that have a CLO equity tranche equal to 10% of the CLO’s aggregate principal amount. The calculation does not include any other operating expense ratios of the CLOs, as these amounts are not routinely reported to stockholders on a basis consistent with this methodology; however, it is estimated that additional operating expenses of approximately 0.30% to 0.70% could be incurred. In addition, CLO collateral managers may earn fees based on a percentage of the CLO’s equity cash flows after the CLO equity has earned a cash-on-cash return of its capital and achieved a specified “hurdle” rate.

Example

The following example is furnished in response to the requirements of the SEC and illustrates the various costs and expenses that you would pay, directly or indirectly, on a $1,000 investment in shares of our common stock for the time periods indicated, assuming (1) a % sales load, (2) total annual expenses of [•]% of net assets attributable to our common stock and (3) a 5% annual return*:

	1 year		3 years		5 years		10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	[•]	$	[•]	$	[•]	$	[•]

*	The example should not be considered a representation of future returns or expenses, and actual returns and expenses may be greater or less than those shown. The example assumes that the estimated “other expenses” set forth in the Annual Expenses table are accurate, and that all dividends and distributions are reinvested at NAV. Our actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

Other Expenses

The Adviser’s investment team, when and to the extent engaged in providing investment advisory and management services, and the compensation and routine overhead expenses of such personnel allocable to such services, are provided and paid for by the Adviser. We will bear all other costs and expenses of our operations and transactions, including:

•	the cost of calculating our NAV (including the cost and expenses of any independent valuation firm or pricing service);

•	interest payable on debt, if any, incurred to finance our investments;

•	fees and expenses incurred by the Adviser or payable to third parties relating to, or associated with, making or disposing of investments, including legal fees and expenses, travel expenses and other fees and expenses incurred by the Adviser or payable to third parties in performing due diligence on prospective investments, monitoring our investments and, if necessary, enforcing our rights;

•	brokerage fees and commissions;

•	federal and state registration fees and exchange listing fees;

•	federal, state and local taxes;

•	costs of offerings or repurchases of our common stock and other securities;

•	the management fee;

•	distributions on shares of our common stock;

•	administration fees payable to the Administrator under the Administration Agreement;

•	direct costs and expenses of administration and operation, including printing, mailing, long distance telephone and staff, including fees payable in connection with outsourced administrative functions;

•	transfer agent and custody fees and expenses;

•	independent director fees and expenses;

•	the costs of any reports, proxy statements or other notices to our stockholders, including printing costs;

•	costs of holding stockholder meetings;

•	litigation, indemnification and other non-recurring or extraordinary expenses;

•	fees and expenses associated with marketing and investor relations efforts;

•	dues, fees and charges of any trade association of which we are a member;

•	fees and expenses associated with independent audits and outside legal costs;

•	fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	costs associated with our reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws; and

•	all other expenses reasonably incurred by us or the Administrator in connection with administering our business, such as the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions, and our allocable portion of the costs of compensation and related expenses of our Chief Compliance Officer, Chief Financial Officer, Chief Operating Officer and their respective support staff.

USE OF PROCEEDS

We estimate that net proceeds we will receive from the sale of       shares of our common stock in this offering will be approximately $        million (or approximately $        million if the underwriters fully exercise their overallotment option), in each case based on a public offering price of $       per share, after deducting the underwriting discounts and commissions of $      million (or approximately $      million if the underwriters fully exercise their overallotment option) and estimated offering expenses of approximately $       payable by us.

We intend to use the proceeds from the sale of our securities pursuant to this prospectus supplement to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We currently anticipate that it will take   to   months after the completion of this offering of common stock to invest substantially all of the net proceeds of this offering in our targeted investments, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. Investors should expect, therefore, that before we have fully invested the proceeds of the offering in accordance with our investment objectives and policies, assets invested in these instruments would earn interest income at a modest rate, which may not exceed our expenses during this period.

CAPITALIZATION

The following table sets forth our capitalization as of       , 20   :

•	on an actual basis; and

•	on a pro forma basis to give effect to the issuance and sale of shares of common stock in this offering based on a public offering price of $ per share, after deducting underwriting discounts and commissions of $ million and estimated offering expenses of approximately $ payable by us.

	Actual	As Adjusted
(Dollars in Thousands Except Per Unit and Per Share Data)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Total assets	$	$
Liabilities:
Other liabilities	$	$
Total liabilities	$	$
Net Assets applicable to shares of common stock	$	$
Net Assets consist of:
Paid in capital	$	$
Accumulated net realized gain (loss) on investment
Net unrealized appreciation (depreciation) on investments
Distributions in excess of net investment income
Total net assets

PRICE RANGE OF COMMON STOCK

Our common stock began trading on July 24, 2019 and is currently traded on the NYSE under the symbol “EIC.” The following table lists the high and low closing sale price for our common stock, the high and low closing sale price as a percentage of NAV and distributions declared per share each quarter since July 24, 2019.

		Closing Sales Price		Premium (Discount) of High Sales Price		Premium (Discount) of Low Sales Price		Distributions
Period	NAV(1)	High	Low	to NAV(2)		to NAV(2)		Declared(3)
Fiscal year ended December 31, 2019
First quarter	N/A	N/A	N/A	N/A		N/A		N/A
Second quarter	N/A	N/A	N/A	N/A		N/A		N/A
Third quarter	$ [•]	$ [•]	$ [•]	[•]	%	[•]	%	$ [0.2873]	(4)
Fourth quarter (through October [•], 2019)	$ [•]	$ [•]	$ [•]	[•]	%	[•]	%	$ [0.3978]	(5)

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.

(3)	Represents the cash distributions (including dividends, dividends reinvested and returns of capital, if any) per share that we have declared on our common stock in the specified quarter. Per share amount of common stock distributions from return of capital is calculated as total common stock distributions declared to stockholders for the period less the daily weighted average of common stock distributions from net investment income and realized gains on investments for the period.

(4)	[Includes a return of capital of approximately $[•]. See also footnote 3 above.]

(5)	[Includes a return of capital of approximately $[•]. See also footnote 3 above.]

Shares of non-diversified closed-end management investment companies may trade at a market price that is less than the NAV that is attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future. Our NAV per share was $        as of        (the last date prior to the date of this prospectus supplement on which we determined NAV). The closing sale price for shares of our common stock on the NYSE on that date was $       , which represented a      % [premium/discount] to NAV per share.

On   , the last reported closing price of our common stock was $        per share. As of        we had      stockholders of record of our common stock (which does not reflect holders whose shares are held in street name by a broker, bank or other nominee).

UNDERWRITING

are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all shares of our common stock (other than those covered by the overallotment option described below) if they purchase any of the shares of our common stock.

The underwriters propose to initially offer some shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some shares of our common stock to certain dealers at the public offering price less a concession not in excess of $     per share of common stock. The sales load of $           per share of common stock is equal to % of the public offering price. If all of the shares of our common stock are not sold at the public offering price, the representatives may change the public offering price and other selling terms. Investors must pay for any shares purchased on or before             . The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

The underwriters hold an option, exercisable for days from the date of this prospectus supplement, to purchase from us up to       additional shares of our common stock at the public offering price less the sales load. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

Each of our directors and officers has agreed that, for a period of days from the date of this prospectus supplement, or the “Lock-up Period,” such party will not, without the prior written consent of              , on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge any shares of our common stock, provided, however, that we may issue and sell shares pursuant to our dividend reinvestment plan and other limited exceptions.             in their sole discretion may release any of the securities subject to these lock-up agreements at any time.

As part of our payment of our offering expenses, we have agreed to pay expenses related to the fees and disbursements of counsel to the underwriters, in an amount not to exceed $ in the aggregate, in connection with the review by the Financial Industry Regulatory Authority, Inc., or “FINRA,” of the terms of the sale of our common stock.

The following table shows the sales load to be paid to the underwriters solely by the Adviser in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock. This offering will conform with the requirements set forth in FINRA Rule 2310. The sum of all compensation to the underwriters in connection with this offering of shares, including the sales load, will not exceed % of the total public offering price of the shares sold in this offering.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We, the Adviser and the Administrator have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in our common stock. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, shares of our common stock as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus must be delivered, with offers and sales of the shares in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering,        , on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ overallotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when        repurchases of shares of our common stock originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of shares. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering, excluding the sales load, will be approximately $   million.

A prospectus supplement and an accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of our common stock may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We anticipate that, from time to time, certain underwriters may act as brokers or dealers in connection with the execution of our portfolio transactions after they have ceased to be underwriters and, subject to certain restrictions, may act as brokers while they are underwriters.

Certain underwriters may have performed investment banking and financial advisory services for us, the Adviser and our affiliates from time to time, for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser and our affiliates in the ordinary course of business.

The principal business addresses of the representatives of the underwriters are:              .

LEGAL MATTERS

Certain legal matters in connection with the common stock will be passed upon for us by Dechert LLP, Boston, MA. Dechert LLP also represents the Adviser. Certain matters in connection with the offering will be passed upon for the underwriters by                      ..

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm located at 345 Park Avenue, New York, NY 10154, has been appointed as our independent registered public accounting firm.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2 (file numbers 333-231921 and 811-23384), together with all amendments and related exhibits, under the Securities Act, with respect to the common stock offered by this prospectus. Our registration statement may be obtained from the SEC at www.sec.gov.

We will file with or submit to the SEC annual and semi-annual reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by writing us at Eagle Point Income Company Inc., 600 Steamboat Road, Suite 202, Greenwich, CT 06830, Attention: Investor Relations, by telephone at (844) 810-6501, or on our website at www.eaglepointincome.com. Information on our website is not incorporated by reference into or a part of this prospectus.